Exhibit 10.10

Severance Agreement

by and between

Kelly Services Management Sàrl

avenue Edouard-Dubois 20, 2006 Neuchâtel 6

(hereinafter the “Company”)

and

Mr. Leif Agnéus

Casa Postale, Route de la Vieille Crausa 8, 1789 Lugnorre

(hereinafter the “Employee”)

Whereas, both parties hereto are bound by an employment contract dated 21 March, 2008, as amended and supplemented by a First Addendum dated 24 March 2013 (together the “Employment Contract”).

Whereas, the Employee verbally informed the Company on 1 July 2013 that he wanted to leave the Company as confirmed in his formal written resignation letter of 6 September 2013.

WHEREAS, the parties have, therefore, decided to terminate the Employment Contract upon the terms and conditions set forth herein.

In consideration of the undertakings and releases contained in this Agreement, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Company and the Employee agree as follows:

1.	Separation.

1.1

The Company acknowledges receipt of both the Employee’s verbal resignation of 1 July 2013 and his formal written resignation letter dated 6 September 2013. The Company also agrees that the Employee shall work up to and including 30 September 2013 (the “Separation Date”). The parties have, therefore, mutually decided to effectively terminate the Employment Contract with effect from the Separation Date.

1.2

Until the Separation Date, the Employee will continue to perform his current tasks and be paid his normal salary. He will also assist as necessary with the handover of his duties to Ms. Natalia Shuman or other person(s) assigned by the Company and perform all other tasks reasonably required by the Company.

2.	Payments.

2.1

Payment of accrued obligations: The Employee shall be paid (i) all accrued but unpaid salary entitlement up to and including the Separation Date; (ii) all unused vacation time accrued by the Employee as of the Separation Date, provided such payment is consistent with the Company’s vacation pay policy; and (iii) any unpaid expenses consistent with the Company’s expenses policy.

2.2

STIP: The Employee also participates in the Kelly Services Inc (hereinafter “Kelly Services”) Short-Term Incentive Plan (the “STIP”) as amended in 2013. Notwithstanding the termination of the Employee’s employment on the Separation Date, the Company confirms that the Compensation Committee of the Board of Directors (the “Committee” as defined in the STIP) exercised its discretion to make payment earned under the STIP to the Employee in respect of the period from 1 January 2013 up to and including the Separation Date (the "Period"). Any such earned payment shall be made no later than March 2014 and shall be calculated on a pro rata basis (9/12) based upon the Employee's period of employment during the Period. For the avoidance of doubt, the Employee acknowledges and agrees that he has no further entitlement under the STIP in respect of the 2013 plan year, the 2014 plan year or otherwise.

2.3

Special indemnity: On the basis that the Employee’s employment with the Company will terminate on the Separation Date and provided that the Employee continues to observe the obligations and undertakings contained in this Agreement, he will receive a payment of CHF 410,250 which will be paid as a lump sum between 1 January and 31 January 2014. This sum does not represent salary, but is payable as a special termination bonus. For the avoidance of doubt, it is hereby confirmed and accepted that there will be no further payments due from the Company by way of social security or LPP contributions or otherwise and the Employee is solely responsible for meeting all and any tax liability relating to this special termination bonus. The Employee undertakes to hold the Company (and all Group Companies) harmless in this regard.

2.4

Long Term Incentives: Any and all long term incentives or performance-related rights or awards held by the Employee which have not vested by the Separation Date (including, but not limited to, restricted shares, restricted share units, stock options and LTIP) which are not forfeited automatically by virtue of the termination of the Employee's employment have, in accordance with the Kelly Services Equity Incentive Plan (As Amended and Restated December 31, 2011), been determined by the Committee to have lapsed.

2.5	Company Car: The Employee shall be entitled to retain his Company car, which as a benefit in kind will be taxable at fair market value equal to CHF 37,357.

3.	The Employee’s release of the Company, Kelly Services and the Group Companies

3.1

This Agreement is entered into to ensure that all issues between the Employee, the Company and Kelly Services and any of its affiliated companies, joint ventures, subsidiaries, and the successors and assigns of these entities (hereinafter referred to as “Group Companies”) are resolved prior to the Separation Date. However, it does not constitute an admission by the Company of:

(a) any breach of contract or any violation of law, ordinance or regulation;

(b) any violation of the Company’s policies or procedures or those of Kelly Services; or

(c) any liability or wrongdoing by the Company or Kelly Services whatsoever.

Further, nothing contained within this Agreement nor the fact that the parties have entered into this Agreement, nor any payment made to the Employee pursuant to this Agreement, shall be construed to be, or shall be admissible in any proceeding as, evidence of liability or wrongdoing by the Company. This Agreement may, however, be referred to in any proceedings in order to enforce its terms.

3.2

The Employee hereby undertakes not to commence proceedings against, and fully releases and discharges the Company, Kelly Services and the Group Companies, as well as its and/or their trustees, directors, officers, shareholders, agents, representatives, attorneys, insurers, employees, assignees, successors, and all other persons acting by, through or in concert with it, past and present, and each of them (together the "Company Releasees") with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise (a “Claim”), which the Employee has or had at any time including, without limitation, any Claim arising from, in any way connected with, or relating to the Employee's employment with the Company or Kelly Services of any Group Companies; the termination of the Employee's employment; and any other transactions, occurrences, acts or omissions, or any loss, damage or injury whatever, resulting from any act or omission by or on the part of said Company Releasees, or any of them, committed or omitted prior to the date of execution of this Agreement. Notwithstanding the foregoing, nothing herein is intended or may be construed as releasing either party from any obligation, liability, or claim arising under this Agreement.

4.

The Company’s release of the Employee. The Company hereby covenants on behalf of itself and Kelly Services and all Group Companies not to commence proceedings against, and fully releases and discharges the Employee with respect to and from any and all Claims which the Company or Kelly Services or any of the Group Companies now has or had at any time including, without limitation, any Claim arising from, in any way connected with, or relating to the Employee's employment with the Company or Kelly Services or any Group Companies and the termination of the Employee’s employment. Notwithstanding the foregoing, nothing herein is intended to or may be construed as releasing either party from any obligation, liability, or claim arising under this Agreement.

5.	Employee’s continuing obligations after the Separation Date.

5.1

The Company and the Employee both agree that article 12 of the Employment Contract as well as the Senior Executive Confidentiality, Non-Competition and Non-Solicitation Agreement signed by the Employee on 5 March 2008 with Kelly Services shall remain in full force and effect (including applicable law and jurisdiction) and shall survive the termination of the Employment Contract.

5.2	The Employee confirms and undertakes to abide by the Senior Executive Confidentiality, Non-Competition and Non-Solicitation Agreement signed by the Employee on 5 March 2008 with Kelly Services.

6.

Confidentiality. Both parties agree that the terms, amounts, and existence of this Agreement shall remain confidential as between the parties and to Kelly Services. For example, but without limiting the generality of the foregoing, neither party shall disclose the terms, amounts, or existence of this Agreement to any past, present or prospective employee of the Company or Kelly Services or any Group Companies, or to any attorney for any past, present or prospective employee of the Company or Kelly Services or any Group Companies. Either party may, however, disclose such information to its legal and financial advisors, board of directors and immediate family members, who shall be advised of this Agreement's confidentiality and either party may disclose such information to the tax authorities or to any other person or entity if required to do so by subpoena or court order.

7

Announcements. An internal announcement has already been made about the departure of the Employee. If any announcements are to be made outside of the Company concerning the departure of the Employee, the parties will agree to the content prior to any publication.

8.

Company Property. Apart from the Company car that he is entitled to retain in accordance with article 2.5 above, the Employee will (in accordance with article 11.4.1 of the Contract of Employment and article 4 of the Senior Executive Confidentiality, Non-Competition and Non-Solicitation Agreement) return all Company property in his possession or control including, but not limited to, credit cards, Company computers, cell phones and all copies of all papers, documents and electronic records made or kept by the Employee relating to the business of the Company or Kelly Services or any Group Companies and that he shall supply to the Company on request all passwords relating to any phone or computer or to any email or social media account provided by the Company or Kelly Services or any Group Companies by the Separation Date.

9.

Integration Clause. This Agreement constitutes and contains the entire agreement and understanding between the parties concerning the Employee's employment with the Company, the Employee’s separation from the same, the termination of the Employment Contract, and the other subject matters addressed herein. This Agreement supersedes and replaces all prior negotiations and agreements, proposed or otherwise, whether written or oral, concerning the subject matters of this Agreement. Both the Company and the Employee warrant and represent that no agreements, promises or inducements not expressed in this Agreement have been made to either of them. This Agreement is an integrated document.

10.

Severability. If any provision of this Agreement or any application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provision or application. To this end, the provisions of this Agreement are declared to be severable.

11.	Governing Law; Jurisdiction; Venue.

11.1

This Agreement shall be deemed to have been executed and delivered in Neuchâtel, Switzerland and shall be construed in accordance with and governed by the laws of Switzerland without regard to conflict of laws principles. The parties agree that any action relating to this Agreement shall be instituted and prosecuted by the ordinary courts in Neuchâtel, Switzerland and each party waives any right to change of venue.

12.	Officers/Directorships

12.1

The Employee shall on or before the Separation Date deliver to the Company letters of resignation from any office or directorship held by him in the Company or any Group Companies and in accordance with clause 2.8 of the Employment Contract, he shall be entitled to no compensation in respect of his resignation from any such directorships.

13.	Miscellaneous.

13.1

The Employee confirms that the Incentive Compensation Recovery ("Clawback") Policy Acknowledgement and Agreement entered into between Kelly Services and the Employee on 15 March 2011 remains in full force and effect, including applicable law and jurisdiction.

13.2	This Agreement may be executed in counterparts, and each executed counterpart shall have the efficacy of a signed original.

13.3

No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of any term or provision of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

I accept and agree to the provisions in the Agreement and hereby execute the Agreement voluntarily with full understanding of its consequences.

EXECUTED on October 1st, 2013

The Employee:	Kelly Services Management Sàrl

/s/ Leif Agnéus	/s/ George Corona

Mr. Leif Agnéus	By: George Corona

Title: Executive Vice President &
Chief Operating Officer

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